UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 2, 2006

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-6622	53-0261100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 984- 9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 2, 2006, Washington Real Estate Investment Trust (“WRIT”) entered into an unsecured revolving credit facility with a syndicate of banks, with The Bank of New York as documentation agent, The Royal Bank of Scotland, plc as syndication agent and Wells Fargo Bank, National Association as agent. The facility has a committed capacity of $200 million and a maturity date of November 1, 2010. This facility has been guaranteed by all of WRIT’s subsidiaries (excluding those subsidiaries that are the owners of properties subject to securitized real estate loans and are therefore not permitted to execute guaranties of WRIT’s indebtedness).

The $200 million facility replaces one of WRIT’s existing unsecured revolving credit facilities that had a committed capacity of $85 million and a maturity date of July 23, 2007. WRIT has the option to further increase the capacity under the new facility up to $400 million from $200 million to the extent banks (from the syndicate or otherwise) agree to provide the additional commitment. In addition, WRIT has the ability to extend the maturity date of the facility for an additional one-year period to November 1, 2011. Under the new facility, WRIT can obtain letters of credit up to $20 million and swingline loans (payable on demand) up to $35 million.

Syndicated revolving borrowings under the new facility will bear interest at WRIT’s option of LIBOR plus 0.40% or Wells Fargo Bank’s prime rate. Fees for letters of credit issued under the facility are equal to the spread over LIBOR for syndicated borrowings plus 0.125%. Swingline borrowings under the new facility will bear interest at Wells Fargo Bank’s prime rate. In addition, WRIT pays a facility fee currently equal to 0.15% of the $200 million committed capacity, without regard to usage. The spread over LIBOR or Wells Fargo Bank’s prime rate for syndicated revolving borrowings, the facility fee, the letter of credit fee and the spread over Wells Fargo Bank’s prime rate for swingline loans may be adjusted up or down based on changes in WRIT’s senior unsecured credit ratings. There are four stated pricing levels for (1) the spread over LIBOR for syndicated revolving borrowings, which range from 0.40% to 1.00%, and (2) the facility fee, which range from 0.15% to 0.25%.

Under the new facility a competitive bid option is available for borrowings in addition to the $200 million committed capacity. The participating banks have no commitments requiring such bids, and WRIT is not required to borrow if the bid rates are unattractive to WRIT.

There is one letter of credit, in the amount of $885,000, outstanding under the facility. WRIT has not yet used the facility for other borrowings or extensions of credit.

The credit facility contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of facility. WRIT’s ability to borrow under the facility is subject to WRIT’s compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis. The principal financial covenants affecting WRIT’s leverage under this facility are (1) tangible net worth must be at least $350 million plus 80% of all equity WRIT has issued after June 30, 2006; (2) total liabilities must not exceed 60% of total assets; (3) secured debt must not exceed 35% of total assets; (4) earnings before interest, taxes, depreciation and amortization (“EBITDA”) must be at least 175% of fixed charges; (4) net

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operating income from un-mortgaged assets must be at least 200% of unsecured interest expense; (5) the average (weighted on an economic basis) occupancy of un-mortgaged properties must be at least 80%; (6) not more than 20% of total assets may be unimproved real estate, mortgage notes, total budgeted costs for development properties and major redevelopment properties and certain other non-real estate assets; and (7) not more than 15% of total assets may be owned by non-wholly owned subsidiaries. For the purposes of these covenants, total assets is calculated primarily as the sum of (a) WRIT’s annual EBITDA capitalized at 8.25%, (b) cash, cash equivalents (excluding tenant deposits and other restricted cash and cash equivalents) and readily marketable securities and (c) the current book value of construction in process.

The credit facility contains cross default provisions with WRIT’s other material indebtedness.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is filed with this report on Form 8-K:

Exhibit No. Description

4.1	Credit Agreement dated as of November 2, 2006 by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, The Bank of New York as documentation agent, the Royal Bank of Scotland as syndication agent and Wells Fargo Bank, National Association as agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ SARA L. GROOTWASSINK
Sara L. Grootwassink Chief Financial Officer

November 8, 2006